Exhibit 10.109

EMPLOYMENT AGREEMENT
(Central Valley Community Bank)
This Employment Agreement (the "Agreement") is made effective as of January 23, 2014, by and between CENTRAL VALLEY COMMUNITY BANK, a California banking corporation ("Bank") and JAMES FORD, an individual ("Executive").
Bank desires to avail itself of the skill, knowledge and experience of Executive as President of Bank. Executive, being willing to be employed by Bank as President, and Bank being willing to employ Executive, on the terms, covenants and conditions hereinafter set forth, it is agreed as follows:
1.Position. Executive is hereby employed as President of Bank.
2.    Employment Term. The term of this Agreement, and Executive’s employment with Bank, shall commence February 1, 2014 (“Effective Date”), and continue through December 31, 2016 ("Initial Term"), subject, however, to prior termination as set forth in Section 6 of this Agreement. At the end of the Initial Term, this Agreement shall renew automatically for additional consecutive one year periods (the Initial Term plus any such additional periods are hereinafter sometimes referred to as the “Employment Term”) unless either party furnishes the other party with written notice (“Nonrenewal Notice”) of its intention not to renew by no later than sixty (60) days prior to the then scheduled expiration of the Employment Term. Any Nonrenewal Notice given by Bank to Executive shall be treated as an early termination without Cause (as hereinafter defined) for purposes of Section 6(e) of this Agreement.
3.    Executive Duties. Upon the Effective Date, Executive is hereby vested with such powers and duties as are designated by the Bylaws of Bank (as amended from time to time, “Bylaws”), by the Board of Directors of Bank (the "Board"), or by any duly authorized Committee of the Board. Subject to the control of the Board and the Chief Executive Officer, Executive shall have general executive supervision of the business and affairs of Bank and shall be senior in rank to all other officers of Bank other than its Chief Executive Officer. As President, Executive shall have the authority to sign contracts, bills, notes, drafts and other obligations of Bank, as granted to the President by the Bylaws or the Board and in accordance with appropriate governmental regulation. Executive shall report to the Chief Executive Officer and the Board.
4.    Extent of Services. Executive shall devote substantially all of his time and effort to the business of Bank and shall not during the Employment Term be engaged in any other business activities, except personal investments, without the prior written consent of Bank; provided, however, Executive may engage in appropriate civic, charitable or religious activities and devote a reasonable amount of time to them provided that such activities do not interfere or conflict with Executive’s responsibilities and are not or not likely to be contrary to Bank’s interests.
5.    Compensation and Benefits.

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(a)    Salary. Executive shall receive an annual salary of three hundred thousand dollars ($300,000), which may be increased from time to time at the discretion of the Board (“Base Salary”). Executive’s Base Salary shall be paid in periodic installments in accordance with the general payroll practices of Bank, as in effect from time to time and shall be prorated for any partial periods.
(b)    Incentive Bonus. Executive shall be eligible to receive an annual incentive bonus of up to sixty percent (60%) of his Base Salary based on Executive reaching certain goals, both subjective and objective, each fiscal year during the Employment Term. It is the intent of the parties to reduce the specific goals as established by the Board to writing within 30 days of the Effective Date and by February 15th of each year thereafter. All incentive bonuses shall be payable in a lump sum not later than March 15th of the calendar year following the end of the fiscal year for which the bonus is earned.
(c)    Restricted Stock. Within 90 days following the Effective Date, Bank shall use commercially reasonable efforts to offer Executive an agreement (“Restricted Stock Agreement”) to receive restricted shares (“Restricted Shares”) of the common stock of Central Valley Community Bancorp (“Bancorp”) under the Central Valley Community Bancorp 2005 Omnibus Incentive Plan with a value of one hundred thousand dollars ($100,000) on the date of grant for each of the first three (3) years of the Employment Term, as reasonably determined by the Board. Among other things, the Restricted Stock Agreement shall provide that (i) the Restricted Shares shall vest at twenty percent (20%) per year of continued employment from February 1st of the year of each grant (with the first vesting period being satisfied on the first anniversary thereof), (ii) the grants for the second and third years of employment would be made on the respective anniversary dates of the Restricted Stock Agreement, (iii) the vesting periods would be accelerated upon a Change in Control (as hereinafter defined), (iv) the issuance of Restricted Shares shall be conditioned upon compliance with all applicable laws. The Restricted Stock Agreement shall comply in all respects with Internal Revenue Code section 409A and applicable regulations and with restrictions on payments under applicable banking laws.
(d)    SERP and BOLI. Within 90 days following the Effective Date, Bank shall use commercially reasonable efforts to offer Executive a Salary Continuation Agreement pursuant to which Executive would be entitled to receive $100,000 per year for ten (10) years beginning at age sixty-five (65), with vesting equal to fifty percent (50%) at age sixty (60) and ten percent (10%) each year for five consecutive years after Executive has reached the age of sixty (60), subject to accelerated vesting upon a Change in Control. The Salary Continuation Agreement shall comply in all respects with Internal Revenue Code section 409A and applicable regulations and with restrictions on payments under applicable banking laws. The Bank shall make reasonable efforts to obtain life insurance covering the Executive and, upon obtaining one or more insurance policies on the Executive’s life, shall offer an assignment of a portion of the life insurance proceeds, to be paid to the Executive’s beneficiaries in the event of death before all benefits are paid under the Salary Continuation Agreement.
(e)    Moving and Relocation Expenses. Executive shall receive a net of $50,000 for moving and relocation expenses. To the extent that any of the amount paid by Bank

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for Executive's moving expenses is deemed to be taxable, Bank will pay Executive an amount such that once taxes are withheld, Executive will receive a net of $50,000 for this purpose.
(f)    Country Club Membership. Bank agrees to maintain a corporate membership at a country club (“Country Club Membership”) that is mutually agreed upon by the Board and Executive. The Country Club Membership would be owned exclusively by Bank and would list Executive as Bank’s designee under the Country Club Membership. Bank agrees to pay all business-related expenses at the country club.
(g)    Automobile Allowance. Bank shall provide Executive with an automobile allowance of $1,500.00 per month to cover Executive's cost of an automobile and related automobile travel expenses. The automobile shall be approved by Board as being suitable for the President. Executive shall be responsible for paying all operation expenses of any nature whatsoever with regard to Executive's chosen automobile. Executive shall furnish Bank adequate records and other documentary evidence required by Bank. Executive shall also procure and maintain in force an automobile insurance policy on such automobile at his own expense, with coverage naming Bank as an additional insured with the minimum coverage of $1 million combined single limit of liability (including any umbrella insurance coverage maintained by Executive). Executive shall provide Bank with copy of the insurance policy.
(h)    Vacation. Executive shall accrue four weeks paid vacation per year. Said vacation leave shall accrue on a pro-rata monthly basis and shall be subject to the terms and provisions of the vacation policy of Bank as amended from time to time.
(i)    General Expenses. Bank shall upon submission and approval of written statements and bills in accordance with the regular procedures of Bank relative to senior executives, pay or reimburse Executive for any and all necessary, customary and usual expenses incurred by him while traveling for or on behalf of Bank and for any and all other necessary, customary or usual expenses (including, without limitation, gifts and entertainment) incurred by Executive for or on behalf of Bank in the normal course of business. Executive agrees that, if at any time any payment made to Executive by Bank, whether for salary or whether as auto expense or business expense reimbursement, shall be disallowed in whole or in part as a deductible expense by the appropriate taxing authorities, Executive shall reimburse Bank to the full extent of such disallowance.
(j)    Other Benefits. During the Employment Term, Executive shall be eligible to participate, subject to the terms thereof, in all retirement benefit plans, and all medical, dental and other welfare benefit plans of Bank as may be in affect from time to time with respect to senior executives employed by Bank.
6.    Termination. This Agreement may be terminated during the Employment Term in accordance with this Section 6. In the event of such termination, Executive shall be released from all obligations under this Agreement, except that Executive shall remain subject to Sections 7, 8, 11(a), 11(b), 11(e), 11(l), 12 and 13, and Bank shall be released from all obligations under this Agreement, except as otherwise provided in this Section and Sections 11(e), 11(l), 12 and 13.

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(a)    Early Termination by Bank for Cause. This Agreement may be terminated for Cause by Bank upon written notice, and Executive shall not be entitled to receive compensation or other benefits for any period after termination for Cause. For purposes of this Agreement, "Cause" shall mean the determination by the Board of Directors, acting in good faith and by the vote of two-thirds of its members, excluding Executive (if applicable), that Executive has (i) willfully failed to perform or habitually neglected the duties which he is required to perform hereunder; or (ii) willfully failed to follow any policy of the Bank which materially adversely affects the condition of the Bank; or (iii) engaged in any activity in contravention of any Bank policy, statute, regulation or governmental policy which materially adversely affects the Bank's condition, or its reputation in the community, or which evidences the lack of Executive's fitness or ability to perform Executive's duties; or (iv) willfully refused to follow any instruction from the Board of Directors unless Executive reasonably establishes that compliance with such instruction would cause the Bank or Executive to violate any statute, regulation or governmental or Bank policy; or (v) been convicted of or pleaded guilty or nolo contendere to any felony, or (vi) committed any act which would cause termination of coverage under the Bank's Bankers Blanket Bond as to Executive, as distinguished from termination of coverage as to the Bank as a whole.
(b)    Early Termination Upon Disability. If Executive becomes Disabled during the Employment Term this Agreement shall terminate and Executive shall be entitled to the Base Salary provided for in Section 5 of this Agreement for a period of up to one-hundred and eighty (180) days from the date of Executive's first absence due to his disability, plus accrued but unused vacation leave, but not beyond the date specified herein for the end of the Employment Term. Payment shall be made to Executive in a lump sum payment, not later than ninety (90) days following the termination of this Agreement due to Executive’s Disability. All other compensation and benefits provided for under this Agreement shall cease as of the date of termination (benefits accrued and payable following Executive’s termination due to Disability under this Agreement or any other plan or agreement shall be payable in accordance with the terms of such plan or agreement). For purposes of this Agreement only, Disability shall mean that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank employees. If there is a dispute regarding whether the Executive is Disabled, such dispute shall be resolved by a mutually agreeable physician. Such resolution shall be binding upon all Parties to this Agreement. The determination of Disability shall be made in a uniform and nondiscriminatory manner applied to all Bank employees under similar circumstances. Notwithstanding anything to the contrary, the term “Disability” shall be interpreted in accordance with Code Section 409A.
(c)    Automatic Termination Upon Closure or Take-Over. This Agreement shall terminate automatically if Bank is closed or taken over by the Federal Deposit Insurance

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Corporation, the California Department of Business Oversight, or by any other supervisory authority.

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(d)    Merger or Corporate Dissolution.
i.    In the event of a merger in which Bancorp is not the surviving corporation, in the event of a transfer of all or substantially all of the assets of Bank or Bancorp, in the event of any other corporate reorganization in which there is a change in ownership of the outstanding shares of Bancorp wherein more than fifty percent (50%) of the outstanding shares of Bancorp are transferred to any other partnership, corporation, trust or business entity, or in the event of the dissolution of Bank or Bancorp, this Agreement shall not be terminated, but instead, the surviving or resulting corporation, the transferee of Bank's or Bancorp’s assets, or Bank shall be bound by and shall have the benefit of the provisions of this Agreement.
ii.    Notwithstanding the foregoing, in the event of any such merger, reorganization or transfer of assets constituting a change in “the ownership or effective control” or "the ownership of a substantial portion of the assets" of Bancorp or Bank, within the meaning of Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended ("IRC"), or any successor statute (each a “Change in Control”), and, within twelve (12) months following any such Change in Control either (a) Executive is terminated without Cause by Bank or its successor, (b) Executive terminates this Agreement and his employment with Bank or its successor for Good Reason (as hereinafter defined), or (c) this Agreement and Executive’s employment is terminated as a result of a Nonrenewal Notice delivered to Executive by Bank or its successor, then Executive shall be entitled to severance as follows: Executive shall be paid a lump sum payment equal to the average annual total cash compensation paid to Executive by Bank during the most recent three (3) previous fiscal years of Bank (“Average Annual Cash Compensation Amount”) multiplied by two. In the event Executive has been employed less than three (3) years, the Average Annual Cash Compensation Amount shall be determined by using Executive's compensation history with Bank to determine the annual compensation formula for purposes of this paragraph. Payment under this Section 6(d)(ii) shall be made to the Executive within ninety (90) days following the date the Executive’s employment terminates. In the event that Executive qualifies for the payment contemplated by this Section 6(d)(ii), he shall not be entitled to the payments contemplated in Section 6(e) or 6(f).
(e)    Early Termination Without Cause at Bank's Option. Notwithstanding any other provision of this Agreement, Bank may terminate this Agreement early at any time and without Cause by giving Executive thirty (30) days' written notice of Bank's intent to terminate this Agreement. In addition to the compensation and benefits described in Section 6(i) below, if Executive is terminated pursuant to this Section of the Agreement and Section 6(d)(ii) is not applicable, he will be entitled to receipt of additional severance payments as follows:
i.    Executive shall be entitled to receive up to 24 payments, each in the amount equal to one-twelfth (1/12) of the Without Cause Severance Amount (as hereinafter defined), less any withholding required by law. For purposes of this Agreement, the “Without Cause Severance Amount” shall equal the Average Annual Cash Compensation Amount multiplied by a fraction, the numerator of which shall equal the number of months then remaining in the Employment Term (subject to a minimum of 12 and a maximum of 24) and the

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denominator of which shall equal twelve (12). Any payments due and owing to Executive under this Section will be due on the 15th day of each month commencing on the first month following Executive's termination and shall continue until all payments due and owing Executive are made or until Executive obtains other comparable employment, whichever comes first. For purposes of implementing subparagraph (i) of this Section, Executive agrees to furnish Bank with prompt written notice describing any subsequent employment he secures (including his compensation for such employment) following any termination under this Section.
ii.    For purposes of subparagraph (i) of this Section, the term "comparable employment" shall mean any employment in which Executive's compensation (measured by any cash or non-cash payments or benefits) is comparable to his compensation under this Agreement. Any compensation comparison undertaken for the purposes of this Agreement shall be done without regard to any vested or unvested stock options or shares of restricted stock granted to Executive.
(f)    Termination by Executive for Good Reason. Executive may terminate this Agreement for Good Reason, in which case he shall be entitled to receive the severance payments contemplated by Section 6(e)(i) if Section 6(d)(ii) is not applicable. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of one of the following events within six months prior to the termination of Executive’s employment: (a) demotion of Executive's status as President or a higher position if Executive has been serving in that capacity, (b) any decrease in Executive's Base Salary, (c) material demotion in Executive's duties and authority, and/or (d) change in Executive's office location more than thirty (30) miles from Fresno, California.
(g)    Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to this Section 6, either alone or together with other payments and benefits which the Executive has the right to receive from Bank, would constitute a “parachute payment” under Section 280G of the IRC, the payments and benefits payable by Bank pursuant this Section 6 shall be reduced, in the manner determined by the Board, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits payable by Bank under Section 6 being non-deductible to Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 6 shall be based upon the opinion of independent counsel selected by Bank and paid by Bank. Such counsel shall be reasonably acceptable to Executive; shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the date of termination; and may use such actuaries or other consultants as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 6 below zero.
(h)    Severance and Release Agreement. The severance payments contemplated by Sections 6(d)(ii), 6(e)(i) and 6(f) are sometimes referred to in this Agreement as “Severance Payments.” Notwithstanding anything in this Agreement to the contrary, Bank shall have no

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obligation to make any Severance Payments unless Executive shall sign and deliver to Bank within thirty (30) days of termination a Severance and Release Agreement, as completed by Bank at time of termination, in substantially the form attached hereto as Exhibit A.
(i)    Benefits Payable at Termination. Unless otherwise specifically stated in this Agreement or required by law, the compensation and benefits payable to Executive upon termination of this Agreement and termination of Executive’s employment with Bank shall be limited to the payment of all accrued salary, vacation, and reimbursable expenses for which expense reports have been provided to Bank in accordance with Bank's policies and this Agreement.
(j)    Delay in Payment for Specified Employees. Notwithstanding anything to the contrary, if Executive is a Specified Employee as of the date of termination of employment, payments under this Agreement upon termination of employment may not be made before the date that is six months after termination of employment (or, if earlier than the end of the six-month period, the date of death of the Executive). Payments to which the Executive would otherwise be entitled during the first six months following termination of employment shall be accumulated and paid on the first day of the seventh month following termination of employment.
i.    Executive shall be deemed to be a “Specified Employee” if, as of the date of Executive's termination of employment, Executive is a Key Employee of the Bank and the Bank has stock which is publicly traded on an established securities market or otherwise.
ii.    If Executive meets each of the requirements of Internal Revenue Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during a twelve month period ending on December 31 (the “Specified Employee Identification Date”), then Executive shall be treated as a Key Employee for the entire twelve month period beginning on the following April 1. Such April 1 date shall be the “Specified Employee Effective Date” for purposes of Internal Revenue Code section 409A.
7.    Work Product. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to Bank or its Affiliates (as hereafter defined), research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by Bank (“Work Product”) belong to Bank or such Affiliates (as applicable). Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Executive’s employment with Bank) to establish and confirm such ownership (including, without limitation, executing assignments, consents, power of attorney and other instruments). For purposes of the Agreement, an “Affiliate” of Bank is any person or entity that controls, is controlled by, or is under common control with Bank.
8.    Disclosure of Information.

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(a)    Confidential Information. Bank has and will develop and own certain Confidential Information, which has a great value in its business. Bank also has and will have access to Confidential Information of its customers. “Customers” shall mean any persons or entities for whom Bank performs services or from whom Bank obtains information. Confidential Information includes information disclosed to Executive during the course of his employment, and information developed or learned by Executive during the course of his employment. “Confidential Information” is broadly defined and includes all information which has or could have commercial value or other utility in Bank’s business or the businesses of Bank’s customers or Affiliates of Bank. Confidential Information also includes all information which could be detrimental to the interests of Bank or its Affiliates or Customers if it were disclosed. By example and without limitation, Confidential Information includes all information concerning loan information, Customer data, including but not limited to Customer and supplier identities, Customer characteristics or agreements and Customer lists, applicant data, employment categories, job classifications, employment histories, job analyses and validations, preferences, credit history, agreements, and any personally identifiable information related to Customers, or Customer’s employees, customers or clients, including names, addresses, phone numbers, account numbers and social security numbers; any information provided to Executive by a Customer, including but not limited to electronic information, documents, software, and trade secrets; historical sales information; advertising and marketing materials and strategies; financial information related to Bank, Customers, Affiliates, Customer’s or Affiliate’s employees or any other party; labor relations strategies; research and development strategies and results, including new materials research; pending projects and proposals; production processes; scientific or technological data, formulae and prototypes; employee data, including but not limited to any personally identifiable information related to employees, and co-workers, their spouse-partner and/or family members such as names, addresses, phone numbers, account numbers, social security numbers, employment history, credit information, and the compensation of co-workers; anything contained in another employee’s personnel file; individually identifiable health information of other employees, and co-workers, their spouse-partner and/or family members, Customers, or any other party, including but not limited to any information related to a physical or mental health condition, the provision of health care, the payment of health care, or any information received from a health care provider, health care plan or related entity; pricing and product information; computer data information; products; supplier information and data; testing techniques; processes; formulas; trade secrets; inventions; discoveries; improvements; specifications; data, know-how, and formats; marketing plans; pending projects and proposals; business plans; computer processes; computer programs and codes; technological data; strategies; forecasts; budgets; and projections.
(b)    Protection of Confidential Information. Executive agrees that at all times during and after his employment by Bank, Executive will keep confidential and not disclose to any third party or make any use of the Confidential Information of Bank or its Affiliates or Customers, except for the benefit of Bank, or its Affiliates or Customers and in the course of his employment. In the event Executive is required by law to disclose such information described in this Section 8, Executive will provide Bank and its legal counsel with immediate notice of such request so that Bank may consider seeking a protective order.

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(c)    No Prior Commitments. Executive has no other agreements, relationships, or commitments to any other person or entity that would conflict with Executive’s obligations to Bank under this Agreement. Executive will not disclose to Bank, or use or induce Bank to use, any proprietary information or trade secrets of others. Executive represents and warrants that he has returned all property and confidential information belonging to all other prior banks and other entities.
(d)    Return of Policy. In the event Executive’s employment with Bank is terminated (voluntarily or otherwise), Executive agrees to inform Bank of all documents and other data relating to his employment which is in his possession and control and to deliver promptly all such documents and data to Bank.
(e)    Obligations Following Termination. In the event Executive’s employment with Bank is terminated (voluntarily or otherwise), Executive agrees that he will protect the Confidential Information of Bank and its Affiliates and Customers, and will prevent their misappropriation or disclosure. Executive will not disclose or use any Confidential Information for his benefit, or the benefit of any third party, or to the detriment of Bank or its Customers. In addition, after termination of his employment with Bank, Executive will not, either directly or indirectly for a period of one (1) year after termination of employment, (i) solicit, recruit or attempt to recruit any officer of Bank, (ii) advise or recommend to any other person that such other person employ or attempt to employ any other employee of Bank while the other employee is employed by Bank; (iii) induce or attempt to induce any other employee of Bank to terminate his or her employment with Bank; (iv) interfere with the business of Bank by inducing any other individual or entity to sever its relationship with Bank or (v) solicit any Customers or potential Customers of Bank for services similar to those performed by Bank.
(f)    Relief. Executive acknowledges that breach of this Section may cause Bank irreparable harm for which money is inadequate compensation. Executive therefore agrees that Bank will be entitled to injunctive relief to enforce this Section and this Agreement, in addition to damages and other available remedies, and Executive consents to such injunctive relief. In addition to any other rights and remedies Bank may have against Executive, any material violation of this Section 8 shall result in the forfeiture of any Severance compensation payable by Bank to Executive under this Agreement to the fullest extent permitted by law, including, without limitation, any Severance Payments to which Executive would otherwise be entitled upon termination of employment with Bank, including, without limitation, under Sections 6(d)(ii), 6(e)(i) and 6(f).
(g)    Survival. The terms and provisions of this Section 8 shall survive the expiration or termination of this Agreement for all intents and purposes.
9.    Non-Competition by Executive. During the Employment Term, Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing banking business; provided, however, Executive shall not be restricted by this Section from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers so long as such investment does not

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exceed one percent (1%) of the market value of the outstanding securities of such corporation. Upon the expiration of this Agreement for any reason, for one year Executive agrees not to solicit or hire any employees of Bank.
10.    Surety Bond. Executive agrees that he will furnish all information and take any steps necessary to enable Bank to obtain or maintain a fidelity bond conditional on the rendering of a true account by Executive of all monies, goods or other property which may come into the custody, charge or possession of Executive during the Employment Term. The surety company issuing the bond and the amount of the bond are to be paid by Bank. If Executive cannot qualify for a surety bond at any time during the Employment Term for any reason that is (a) not beyond his control or (b) due to his actions or omissions, then Bank shall have the option to terminate this Agreement immediately.
11.    General. This Agreement is further governed by the following provisions:
(a)    Regulatory Compliance. This Agreement is drawn to be effective in the State of California and shall be construed in accordance with California laws, except to the extent superseded by federal law. The parties specifically acknowledge that while the restrictions contained in Section 131 of the Federal Deposit Insurance Corporation Improvement Act of 1991, relating to the payment of bonuses and increases for senior executive officers of institutions which are deemed "undercapitalized", do not currently apply to Bank, such provisions may affect the terms of this Agreement if during its term Bank should be deemed undercapitalized by any state or federal regulatory authority (including, without limitation, the Federal Deposit Insurance Company and the Federal Reserve Board). Without limiting the generality of the foregoing, under no circumstances shall Bank be required to make any payments to Executive or take any other actions under this Agreement if such payments or actions would result in any violation of applicable law, rule, regulation or regulatory directive.
(b)    Clawback. Notwithstanding any provisions of this Agreement to the contrary, if any Payment Restrictions (as hereinafter defined) require the recapture or “clawback” of any payments made to Executive under this Agreement, Executive shall repay to Bank the aggregate amount of any such payments, with such repayment to occur no later than thirty (30) days following Executive’s receipt of a written notice from Bank indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Payment Restrictions. “Payment Restrictions” means any applicable state or federal statute, law, regulation, or regulatory interpretation or other guidance, or contractual arrangement with or required by a governmental authority that would require Bank to seek or demand repayment or return of any payments made to Executive for any reason, including, without limitation, FIL-66-02010 and any related or successor regulatory guidance, any regulatory or enforcement interpretations or guidance provided by the Securities Exchange Commission or other regulatory body under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Bank or its successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omission, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

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(c)    Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Bank and contains all of the covenants and agreements among the parties with respect to such employment. Any modification, waiver or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.
(d)    Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(e)    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
(f)    Binding Effect of Agreement. This Agreement shall insure to the benefit of and be binding upon Bank, its successors and assigns, including without limitation, any person, partnership or corporation which may acquire all or substantially all of Bank's assets and business, or with or into which Bank may be consolidated, merged or otherwise reorganized, and this provision shall apply in the event of any subsequent merger, consolidation, reorganization, or transfer. The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives. The rights and obligations of Executive under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance or the claims of Executive's creditors, and any attempt to do any of the foregoing shall be void.
(g)    Indemnification. Bank shall indemnify Executive to the maximum extent permitted under the Bylaws of Bank and the California Corporations Code. If available at reasonable rates, Bank shall endeavor to apply for and obtain Directors and Officers Liability Insurance to indemnify and insure Bank and Executive from and against liability or loss arising out of Executive's actual or asserted misfeasance or nonfeasance in the good faith performance of his duties or out of any actual or asserted wrongful act against, or by Bank including, but not limited to, judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The provisions of this paragraph shall inure to the benefit of Executive's estate, executor, administrator, heirs, legatees or devisees.
(h)    Severability. In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.
(i)    Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

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(j)    Notices. Any notices to be given hereunder by one party to the other shall be effected in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses indicated at the end of this Agreement, but each party may change his or its address by notice in accordance with this paragraph. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing.
(k)    Calendar Days--Close of Business. Unless the context otherwise requires, all periods ending on a given day or date or upon the lapse of a period of days shall end on the close of the business on that day or date, and references to "days" shall be understood to refer to calendar days.
(l)    Attorneys' Fees and Costs. If any action at law or in equity, or any arbitration proceeding, is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.
(m)    Approval by Board of Directors. The parties acknowledge that Executive's employment with Bank is subject to the approval of Bank's Board of Directors. Executive's contract under this Agreement is subject to, and shall not commence, until approval by the Board of Directors.
12.    Mediation and Arbitration of Disputes. Any disputes regarding the employment relationship or its termination for whatever reason or events occurring during the employment relationship shall be subject to mediation followed by binding arbitration, to the extent permitted by law, pursuant to the employment dispute resolution rules and regulations of the American Arbitration Association. This includes any rights or claims the Executive may have under (1) Title VII of the Civil rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) Section 1981 of the Civil Rights Act of 1866 (discrimination); (3) the Age Discrimination in Employment Act (age discrimination)' (4) the Equal Pay Act (equal pay); (5) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (6) the California Labor Code (wages, benefits and other matters); (7) the Fair Labor Standards Act (wage and hour matters); (9) the Consolidated Omnibus Budget Reconciliation Act (insurance matters); (10) Executive Order 11246 (affirmative action); (11) the Federal Rehabilitation Act (handicap discrimination); (12) the Americans with Disabilities Act (discrimination based on disability); and any other federal, state or local laws or regulations regarding employment discrimination.
Any request for arbitration must be made in writing within 365 calendar days of the occurrence-giving rise to the dispute. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the claim or claims asserted. It is the parties' intention that the arbitrator's decision shall not be subject to judicial review except for fraud or similar misconduct or unless an error appears on the face of the award, or the award causes substantial injustice. Unless the arbitrator orders otherwise

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(after taking into consideration Section 11(l) hereof), each party shall be responsible for compensating their attorneys and witnesses and bearing any other costs incurred by them. THE PARTIES ACKNOWLEDGE AND AGREE THEY ARE WAIVING THEIR RIGHT TO A COURT TRIAL OR A JURY TRIAL.
13.    Executive's Representations. Executive represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants in it. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into or performing this Agreement, and that his execution and performance of this Agreement is not a violation or a breach of any other agreement between Executive and any other person or entity.
Executed as of the date first above written at Fresno, California.

BANK::	CENTRAL VALLEY COMMUNITY BANK By: /s/DANIEL J. DOYLE DANIEL J. DOYLE, Chief Executive Officer
EXECUTIVE:	/s/JAMES M. FORD JAMES FORD

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EXHIBIT A

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made by and between Central Valley Community Bank, a California banking corporation (“Bank”), and James Ford, an individual (“Executive”).
RECITALS

A.    Bank and Executive are parties to that certain Employment Agreement, dated ________________, 20__ (“Employment Agreement”).

        B.    Executive’s employment with Bank has been terminated and Bank and Executive wish to enter into this Agreement pursuant to Section 6(h) of the Employment Agreement.

For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENT

1.    Termination of Employment. Bank and Executive agree that Executive’s employment with Bank terminated on ______________, 201__ (“Termination Date”). Executive acknowledges that he has been paid all wages and other sums due to him within the time frames required by law.

2.    Compensation.

(a)    Severance. Bank shall pay Executive severance pay in the amount of _______________ ($____________.00), less statutory wage deductions, if and only if an original of this Agreement, duly executed by Executive, is delivered to Bank within thirty (30) days following the Termination Date. This amount shall be paid within thirty (30) days of timely delivery of an original of this Agreement, duly executed by Executive, to Bank.

(b)    Vacation Pay. Bank has paid Executive on his Termination Date all accrued but unused vacation.

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3.    Sufficiency of Consideration. Executive acknowledges that the severance provided under Section 2(a) is a special benefit provided to him in return for his execution of this Agreement. Bank and Executive specifically agree that the consideration provided to Executive pursuant to Section 2(a) is good and sufficient consideration for this Agreement.

4.    No Actions by Executive. In consideration of the promises and covenants made by Bank in this Agreement Executive agrees:

(a)    Filing of Actions. That he has not filed and will refrain from filing, either on his own or from participating with any third party in filing, any action or proceeding against any Released Parties (as defined in this Section) with any administrative agency, board, or court relating to the termination of Executive’s employment, or any acts related to Executive’s employment with Bank. “Released Parties” means Bank, its Board of Directors, any members of the Board of Directors in any of their capacities, including individually, its present or former Executives, officers, directors, agents or affiliates.

(b)    Dismissal. That if any agency, board or court assumes jurisdiction of any action against the Released Parties arising out of the termination of Executive’s employment or any acts related to Executive’s employment with Bank, Executive will direct that agency, board or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice.

(c)    Discrimination. Executive acknowledges that Title VII of the Civil Rights Act of 1964, and as amended, the Americans with Disabilities Act, The Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, section 510 of the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family Medical Leave Act, the California Family Rights Act and the California Fair Employment and Housing Act provide Executive the right to bring action against the Released Parties if Executive believes he has been discriminated against on the basis of race, age, ancestry, color, religion, sex, sexual orientation, medical condition, national origin, marital status, genetic information, veteran status, or physical or mental disability. Executive understands the rights afforded to Executive under these Acts and agrees he will not file any action against the Released Parties based upon any alleged violation of these Acts. Executive irrevocably and unconditionally waives any rights to assert a claim for relief available under these Acts, or any other state or federal laws related to employment discrimination, against the Released Parties including, but not limited to, present or future wages, mental or emotional distress, attorney's fees, reinstatement or injunctive relief..

5.    Compromise and Settlement. Executive, in consideration of the promises and covenants made by Bank in this Agreement, hereby compromises, settles and releases the Released Parties from any and all past, present, or future claims, demands, obligations or causes of action, whether based on tort, contract, or other theories of recovery arising from the employment relationship between Bank and Executive, and the termination of the employment relationship. Such claims include those Executive may have or has against the Released Parties. This Release does not apply to claims Executive may bring seeking workers’ compensation

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benefits under California Labor Code section 3600, et seq., but does apply to claims under California Labor Code sections 132a and 4553.

6.    No Retaliation. Executive further agrees that he has not been retaliated against for reporting any allegations of wrongdoing by Bank and Released Parties, including any allegations of corporate fraud, or for claiming a work related injury or filing any workers’ compensation claim. The Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigation proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies

7.    Waiver. Executive acknowledges that this Agreement applies to all known or unknown, foreseen or unforeseen, injury or damage arising out of or pertaining to his employment relationship with Bank and its termination, and expressly waives any benefits he may have under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Executive understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if Executive should eventually suffer injury arising out of or pertaining to the employment relationship and its termination, he will not be able to make any claim against any of the Released Parties for those injuries. Furthermore, Executive acknowledges that he consciously intends these consequences even as to claims for injuries that may exist as of the date of the Agreement but which he does not know exist and which, if known, would materially affect Executive’s decision to execute this Agreement, regardless of whether Executive’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

8.    Waiver of Rights Under the Age Discrimination in Employment Act. Executive understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Executive the right to bring a claim against Bank if Executive believes he has been discriminated against on the basis of age. Bank denies any such discrimination. Executive understands the rights afforded to him under the ADEA and agrees that he will not file any claim or action against Bank or any of the Released Parties based on any alleged violations of the ADEA. Executive hereby knowingly and voluntarily waives any right to assert a claim for relief under this Act, including but not limited to back pay, front pay, attorneys fees, damages, reinstatement or injunctive relief.
Executive also understands and acknowledges that the ADEA requires Bank to provide Executive with at least twenty-one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. Executive acknowledges that he was provided

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with and has used the Consideration Period or, alternatively, that he elected to sign the Agreement within the Consideration Period and waives the remainder of the Consideration Period. Executive also understands that Executive is entitled to revoke this Agreement at any time during the seven (7) days following Executive’s execution of this Agreement (“Revocation Period”). Executive also understands that any revocation of this Agreement must be in writing and delivered to the attention of Daniel J. Doyle, President and Chief Executive Offer, at Bank’s headquarters located at 7100 North Financial Drive, Suite 101, Fresno, California 93720 prior to the expiration of the revocation period. Delivery of the revocation should be via facsimile to (559) 323-3310 with a hard copy to follow via first class mail.

9.    No Admission of Liability. Executive acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Executive by Bank. Bank specifically asserts that all actions taken with regard to Executive were proper and lawful and affirmatively denies any wrongdoing of any kind.

10.    Continuing Obligations. Executive agrees to keep the terms and amount of this Agreement completely confidential, except that Executive may discuss this Agreement with his spouse, attorney, accountant, or other professional person who may assist Executive in evaluating or reviewing this Agreement or the tax implications of this Agreement provided that any such other person is advised of the confidential nature of such information and agrees to maintain such information in confidence. Executive acknowledges and agrees that his obligations to Bank contained in Section 8 of the Employment Agreement continue after the Termination Date. Any violation of Section 8 of the Employment Agreement will constitute a material breach of this Agreement and Bank’s obligation to pay severance under Section 2 of this Agreement shall immediately cease following any such violation. The parties agree that any sums received by Executive pursuant to Section 2 of this Agreement prior to his breach of the Employment Agreement shall constitute sufficient consideration to support the releases given by Executive in Section 4 of this Agreement.

11.    Non-Disparagement. Bank and Executive agree that neither will utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the other party or that damages the other party’s reputation. Executive also agrees not to utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes the Released Parties, or that damages the Released Parties’ reputations.

12.    Company Property. Within five calendar days of Executive's execution of this Agreement, Executive shall return to Bank all Bank property in his possession including, but not limited to, the original and all copies of any written, recorded, or computer-readable information about Bank’s practices, contracts, Executives, trade secrets, customer lists, procedures, or operations, cellular telephone, computer, keys, access materials, credit cards and company identification.

13.    Representation by Attorney. Executive acknowledges that Executive has carefully read this Agreement; that Executive understands its final and binding effect; that

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Executive has been advised to consult with an attorney; that Executive has been given the opportunity to be represented by independent counsel in reviewing and executing this Agreement and that Executive has either chosen to be represented by counsel or has voluntarily declined such representation; and that Executive understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.

14.    No Reliance Upon Representations. Executive hereby represents and acknowledges that in executing this Agreement, Executive does not rely and has not relied upon any representation or statement made by Bank or by any of Bank’s past or present officers, directors, Executives, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

15.    Dispute Resolution. Each party shall bear its own attorney’s fees in the preparation and review of this Agreement. Should a dispute arise between the parties to enforce any provision of this Agreement, the parties agree to submit the dispute to binding arbitration pursuant to Section 12 of the Employment Agreement.

16.    Entire Agreement, Modification. This Agreement contains the entire Agreement between the parties hereto and supersedes all prior oral and/or written agreements if any. The terms of this release are contractual and not a mere recital. This Agreement may be modified only by the further written agreement of the parties.

17.    Severability. If any part of this Agreement is determined to be illegal, invalid or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable or invalid part shall be deemed not to be part of this Agreement. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

18.    Governing Law. Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement and the parties' performance of the terms and conditions of this Agreement shall be governed by the laws of the State of California.

19.    Counterpart Originals. This Agreement may be signed in counterparts.

BANK:

CENTRAL VALLEY COMMUNITY BANK

Date: _______________            By:___________________________________                            Name:________________________________
Its:___________________________________

EXECUTIVE:

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Date: _______________            ______________________________________
JAMES FORD

1355022.2

ATTACHMENT “A”

WAIVER OF CONSIDERATION PERIOD

I, JAMES FORD, hereby acknowledge the following:

1.    I have entered into that certain Severance and Release Agreement ("Agreement") effective as of ________________, 20__.

2.    I understand that I have the right under the Age Discrimination in Employment Act to consider the Agreement for a period of twenty-one (21) days prior to signing the Agreement. I acknowledge that I have had a reasonable amount of time to consider the Agreement and hereby waive the remainder of this twenty-one (21) day period to consider the Agreement.

3.    I understand that I have the right under the Age Discrimination in Employment Act to revoke the Agreement within seven (7) days of my signing the Agreement.

4.    I understand that I have the right to consult, and have been advised to consult, with an attorney concerning the rights enumerated herein, and I understand the consequences of waiving those rights.

AGREED AND ACCEPTED

Date: ___________, 201__            ________________________________
JAMES FORD

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